UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2007

Smith Micro Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26536	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
51 Columbia, Suite 200
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (949) 362-5800
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 8, 2007, the Audit Committee of the Board of Directors of Smith Micro Software, Inc. (the “Company”) determined that it was necessary to restate the Company’s financial statements as of and for the year ended December 31, 2006 and as of and for three and six months ended June 30, 2007. The restatement is necessary to correct an error in the presentation of tax benefit related to the exercise of stock options in the Company’s consolidated statement of cash flows in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
     The restatement will result in a decrease in net cash provided by operating activities and a corresponding increase in net cash provided by financing activities of $4.9 million for the year ended December 31, 2006 and $2.1 million for the six months ended June 30, 2007. The restatement has no effect on the Company’s cash balances, financial position or results of operations.
     The Consolidated Statements of Cash Flows contained in the Company’s previously-filed Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 should no longer be relied upon. We will include the restated financial information at and for each of the periods being restated in amendments to these filings.
     The determination to restate the Company’s financial statements for these periods was reached in connection with comments made by the U.S. Securities and Exchange Commission pertaining to the Company’s periodic reports for these periods. Our Chief Financial Officer and other authorized officers of the Company have discussed the matters disclosed in this Report with Singer Lewak Greenbaum & Goldstein LLP, our independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.
Date: November 12, 2007	/s/ Andrew Schmidt
Andrew Schmidt
Chief Financial Officer